PROSPECTUS SUPPLEMENT dated December 26, 1997
to Prospectus dated April 8, 1997

                THE CHASE MANHATTAN CORPORATION

     The Prospectus of The Chase Manhattan Corporation dated
April 8, 1997 (the "Prospectus") is hereby supplemented by the addition of the following:

     1. The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES--Company Senior Securities" is hereby amended by the addition of the following description of the principal terms of the Company Senior Securities (as defined in the Prospectus) issued since the date of the Prospectus:

Terms and Provisions of Senior Medium-Term Notes, Series C

     Set forth below is a table indicating the issuance date and the maturity date of the $515,000,000 aggregate principal amount of Senior Medium Term Notes, Series C (the "Senior Series C Notes") issued since the date of the Prospectus. The Senior Series C Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Senior Series C Notes have either (a) fixed interest rates or (b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date     Principal Amount     Maturity Date     Rate
-------------     ----------------     -------------     ----

June 26, 1997     $100,000,000         June 26, 2000     LIBOR Telerate reset
                                                         monthly + 0.02%

August 5, 1997    $300,000,000         August 5, 2027    Zero coupon.
                                                         Redeemable at
                                                         prices varying with
                                                         the redemption
                                                         date beginning
                                                         August 5, 2002

August 15, 1997   $115,000,000         August 15, 2017   Zero coupon.
                                                         Redeemable at prices
                                                         varying with the
                                                         redemption date
                                                         beginning
                                                         August 15, 2001


     2. The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES--Company Subordinated Securities" is hereby amended by the addition of the following description of the principal terms of the Company Subordinated Securities (as defined in the Prospectus) issued since the date of the Prospectus:


Terms and Provisions of 7 1/4% Subordinated Notes Due 2007

   The 7 1/4% Subordinated Notes Due 2007 (the "7 1/4% 2007 Notes") are limited to $300,000,000 aggregate principal amount and will mature on June 1, 2007. The 7 1/4% 2007 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/4% 2007 Notes. The 7 1/4% 2007 Notes bear interest from May 21, 1997, payable semiannually in arrears on each June 1 and December 1, commencing December 1, 1997 to the persons in whose names the 7 1/4% 2007 Notes are registered at the close of business on the fifteenth day of May or November preceding such June 1 or December 1.

Terms and Provisions of 7 1/8% Subordinated Notes Due 2009

   The 7 1/8% Subordinated Notes Due 2009 (the "7 1/8% 2009 Notes") are limited to $250,000,000 aggregate principal amount and will mature on June 15, 2009. The 7 1/8% 2009 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/8% 2009 Notes. The 7 1/8% 2009 Notes bear interest from June 12, 1997, payable semiannually in arrears on each June 15 and December 15, commencing December 15, 1997 to the persons in whose names the 7 1/8% 2009 Notes are registered at the close of business on the first day of June or December preceding such June 15 or December 15.

Terms and Provisions of Subordinated Medium-Term Notes,Series A

     Set forth below is a table indicating the issuance date and the maturity date of the $270,000,000 aggregate principal amount of Subordinated Medium Term Notes, Series A (the "Subordinated Series A Notes") issued since the date of the Prospectus. The Subordinated Series A Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Subordinated Series A Notes have either (a) fixed interest rates or (b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date       Principal Amount  Maturity Date        Rate
-------------       ----------------  -------------        ----

September 24, 1997  $100,000,000      September 15, 2006   6.75%

November 5, 1997    $20,000,000       November 5, 2012     7.00%

November 20, 1997   $25,000,000       November 20, 2017    7.00%

December 4, 1997    $25,000,000       December 15, 2017    7.00%

December 12, 1997   $25,000,000       December 12, 2012    6.875%

December 18, 1997   $50,000,000       December 18, 2017    7.00%

Issuance Date       Principal Amount  Maturity Date      Rate

-------------       ----------------  -------------      ----

December 26, 1997   $25,000,000       December 26, 2013  7.00%